As filed with the Securities and Exchange Commission on October 29, 2004.

An Exhibit List can be found on page II-4.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETTEL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)
FLORIDA	6199	65-0827278
(State of Incorporation)	(Primary Standard Industrial Code No.)	(IRS Employer Identification No.)

610 SW Broadway Blvd., Suite 405

Portland, Oregon 97205

(503) 222-6018

 (Address and telephone number of principal executive offices)

Michael Nguyen, CEO

Nettel Holdings, Inc.

610 SW Broadway Blvd., Suite 405

Portland, Oregon 97205

(503) 222-6018

 (Name, address and telephone number of agent for service)

Copies to:

Gregory Sichenzia, Esq.

David Schubauer, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas, 21st Floor.

New York, New York 10018

(212) 930-9700

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (2)	113,378,685	$ 0.205	$ 23,242,630.43	$ 2,944.84
Common Stock, $.001 par value (3)	4,000,000	$ 0.205	$ 820,000.00	$ 103.89
Common Stock, $.001 par value (4)	58,524	$ 0.205	$ 12,058.92	$ 1.53
Total	117,437,509	$ 0.205	$ 24,074,689.35	$ 3,050.26

        (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on October 26, 2004, which was $0.205 per share.

        (2) Represents shares underlying Standby Equity Distribution Agreement.

        (3) Represents shares underlying a convertible debenture that was issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement.

        (4) Represents shares of common stock issued as a fee to Newbridge Securities Corporation for acting as exclusive placement agent under the Standby Equity Distribution

             Agreement.

        The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 29, 2004

Nettel Holdings, Inc.

Up to 117,437,509 Shares of

Common Stock

        This prospectus relates to the resale by the selling stockholders of up to 117,437,509 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

        We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. All costs associated with this registration will be borne by us.

        Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol NTTL. The last reported sales price for our common stock on October 26, 2004, was $0.19 per share.

Investing in our common stock involves substantial risks.

See "Risk Factors," beginning on page 2.

        Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement.

        With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Nettel Holdings, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Nettel," "we," "us," and "our" refer to Nettel Holdings, Inc.

Nettel Holdings, Inc.

        On May 22, 2003, we acquired all of the issued and outstanding shares of common stock of NetTel Globalcommunications, Inc., a Delaware corporation, and began to develop telecommunications software. Our current plan of operations encompasses three business areas:

            (1) we currently export used computer electronics equipment from the United States to Vietnam;

            (2) we plan to develop and sell voice over Internet protocol (VoIP) products and services, including residential and commercial long distance, prepaid calling card, PC to phone,

                 unified messaging, and teleconferencing products and services; and

            (3) we plan to develop and sell software to consumers to help with accounting, finance, project management, inventory systems, database management, presentation tools, e-mail,

                 voice recognition, and word processing functions.

        For the years ended December 31, 2003 and 2002, we incurred net losses of $1,329,587 and $124,091, respectively. We incurred net losses of $1,810,924 for the six months ended June 30, 2004 and $168,417 for the six months ended June 30, 2003. As of June 30, 2004, we had an accumulated deficit of $3,474,879. As discussed in the accompanying financial statements, our auditor believes these factors raise substantial doubt about our ability to continue as a going concern.

        Our principal executive offices are located at 610 SW Broadway Blvd., Suite 405, Portland, Oregon 97205 and our telephone number is (503) 222-6018. We are a Florida corporation.

The Offering

Common stock outstanding before offering ...................................................................................	22,513,166 shares
Common stock offered by selling stockholders .............................................................................	Up to 117,437,509 shares, based on current market prices and assuming full conversion of the convertible debenture. This number represents approximately 522% of our current outstanding stock and includes up to 113,378,685 shares of common stock to be issued under the Standby Equity Distribution Agreement and up to 4,000,000 shares of common stock underlying a convertible debenture. Assuming the conversion of the $340,000 principal amount debenture on October 27, 2004, and a conversion price of $0.19 per share, the number of shares issuable upon conversion of the convertible debenture would be $1,789,474. Further, in the event that we draw down $250,000 under the Standby Equity Distribution, which is the maximum permitted advance within a seven-day period, we would be required to issue $1,342,642.32 shares of common on October 27, 2004 based on a purchase price of $0.1862.
Common stock to be outstanding after the offering ......................................................................	Up to 139,950,675 shares.
Use of proceeds....................................................................................................................................	We will not receive any proceeds from the sale of the common stock hereunder. We will receive proceeds from the sale of our common stock pursuant to the Standby Equity Distribution Agreement. See "Use of Proceeds" for a complete description.
OTCBB Symbol.....................................................................................................................................	NTTL

RISK FACTORS

        Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock. We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

Risks Related To Our Business:

        We Have Incurred Losses for the Past Two Fiscal Years and Such Losses May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives. For the years ended December 31, 2003 and 2002, we incurred net losses of $1,329,587 and $124,091, respectively. We incurred net losses of $1,810,924 for the six months ended June 30, 2004 and $168,417 for the six months ended June 30, 2003. As of June 30, 2004, we had an accumulated deficit of $3,474,879. As discussed in the accompanying financial statements, these factors raise substantial doubt about our ability to continue as a going concern. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

        If we are not able to implement our business strategy, our business will be materially adversely affected. Our current revenues are derived from importing and exporting computer electronics equipment. Our business strategy contemplates eventually exiting the import and export business and expanding our revenue sources to enhanced IP communications services and advertising on the Internet. We cannot assure you that we will be able to do this or that this strategy will be profitable. If we are not able to implement our business strategy in the IP communications services industry, our business and financial condition will be materially adversely affected.

        If we are not able to effectively manage our anticipated expansion and growth, our business and financial condition will be negatively affected. On September 28, 2004, we entered into an agreement with Cornell Capital Partners, L.P. to provide us up to $10 million in financing. We expect that our business operations will expand significantly with the proceeds from this financing and that with these proceeds, we expect to be able to implement our business strategy in the IP communications market. While we have not experienced difficulties in the past with business expansions, any future growth in our business may place significant strain on our limited managerial and operational resources. We cannot assure you that we will be able to implement adequate controls over the risks associated our planned expansion. If we are unable to effectively manage expanded operations, our revenues may not concurrently increase with rising costs of operations and our business will be negatively affected.

        If a market for our proposed services does not develop, our business and financial condition will be materially adversely affected. The market for IP communications services is relatively new and rapidly evolving. Our ability to sell IP services may be inhibited by, among other factors, the reluctance of some end users to switch from traditional communications carriers to IP communications carriers and by concerns with the quality of Internet and IP telephony and the adequacy of security in the exchange of information over the Internet. Our ability to increase revenues from enhanced IP communications services depends on the migration of traditional telephone network traffic to our IP network. If end users do not accept our enhanced IP communications services as a means of sending and receiving communications we will not be able to generate revenues in the future and our business and financial condition will be materially adversely affected.

        If use of the Internet as a means of communications does not increase, our business strategy will fail and you may lose the entire amount of your investment in our business. If the market for IP communications does not grow, we will not be able to develop a sufficient customer base and generate sufficient revenues to sustain operations from our proposed IP communications business. To be successful, IP communications requires validation as an effective and quality means of communication and as a viable alternative to traditional telephone service. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. If the Internet does not prove to be a viable alternative to traditional telephone service or if the Internet as an alternative to traditional telephone service is not widely accepted by consumers, our business strategy will fail.

        If we are not able to compete effectively in the IP telecommunications market, our business strategy will fail. In the IP telecommunications market, we will face competition from major telecommunications carriers, such as AT&T, British Telecom, Deutsche Telekom, MCI WorldCom and Qwest Communications, as well as new emerging carriers. We also expect to compete with Internet protocol and other Internet telephony service providers who route traffic to destinations worldwide. If we cannot offer competitive prices and quality of service our business could be materially adversely affected.

Risks Relating To Our Current Standby Equity Distribution Agreement:

        There Are A Large Number Of Shares Underlying Our Standby Equity Distribution Agreement That Are Being Registered In This Prospectus And The Sale Of These Shares May Depress The Market Price Of Our Common Stock. The issuance and sale of shares upon delivery of an advance by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement in the amount up to $10,000,000 is likely to result in substantial dilution to the interests of other stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our company.

        The Continuously Adjustable Price Feature Of Our Standby Equity Distribution Agreement Could Require Us To Issue A Substantially Greater Number Of Shares, Which Will Cause Dilution To Our Existing Stockholders. Our obligation to issue shares upon receipt of an advance pursuant to the Standby Equity Distribution Agreement is essentially limitless. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $250,000 under the Standby Equity Distribution Agreement, based on market prices 25%, 50% and 75% below the closing bid price as of October 26, 2004 of $0.19:
% Below Market	Price Per Share	With 2% Discount	Number of Shares Issuable	Percentage of Stock*

25%	$0.1425	$0.1397	1,789,549	7.95%
50%	$ 0.095	$0.0931	2,685,285	11.93%
75%	$0.0475	$0.0466	5,364,807	23.83%

*Based upon 22,513,166 shares of common stock outstanding.

        As illustrated, the number of shares of common stock issuable in connection with an advance under the Standby Equity Distribution Agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

        The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price And Materially Dilute Existing Stockholders' Equity And Voting Rights. In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are quoted on the Over-The-Counter Bulletin Board has the potential to cause significant downward pressure on the price of common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our company. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Standby Equity Distribution Agreement we may request numerous drawdowns. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Standby Equity Distribution Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

        We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed. We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $250,000 per advance. Further, the Standby Equity Distribution Agreement limits Cornell Capital Partners' permitted ownership to 9.9% of our outstanding common stock.

Risks Related To Our Common Stock:

        Our Historic Stock Price Has Been Volatile And The Future Market Price For Our Common Stock Is Likely To Continue To Be Volatile. Further, the Limited Market For Our Shares Will Make Our Price More Volatile. This May Make It Difficult For You To Sell Our Common Stock For a Positive Return On Your Investment. The public market for our common stock has historically been very volatile. Since January 1, 2002, the market price for our common stock has ranged from $0.14 to $500 (See "Market for Common Equity and Related Stockholder Matters on page 11 of this Prospectus). Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. The average daily trading volume of our common stock over the past three months was approximately 23,024 shares. The last reported sales price for our common stock on October 26, 2004, was $0.19 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

        Our Common Stock Is Subject To The "Penny Stock" Rules Of The SEC And The Trading Market In Our Securities Is Limited, Which Makes Transactions In Our Stock Cumbersome And May Reduce The Value Of An Investment In Our Stock. The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

                *         that a broker or dealer approve a person's account for transactions in penny stocks; and

                *         the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

        In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

                *         obtain financial information and investment experience objectives of the person; and

                *         make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

       The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

                *         sets forth the basis on which the broker or dealer made the suitability determination; and

                *         that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

        Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

        Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Forward-Looking Statements

        Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners, L.P. We will receive proceeds from the sale of shares of our common stock to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 98% of the lowest closing bid price of the common stock for the five consecutive trading days immediately following the notice to advance funds date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We cannot draw more than $250,000 per advance during any seven-day calendar period.

        For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. Although we are able to draw down the full $10,000,000 pursuant to the Standby Equity Distribution Agreement, we anticipate only needing to draw down between $5,000,000 and $7,000,000. The table assumes estimated offering expenses of $45,000.

GROSS PROCEEDS	$5,000,000	$7,000,000	$10,000,000

NET PROCEEDS (AFTER OFFERING EXPENSES)	$4,705,000	$6,605,000	$9,455,000

USE OF PROCEEDS:	AMOUNT	AMOUNT	AMOUNT

Sales & Marketing	$900,000	$900,000	$900,000

Repayment of Indebtedness	$120,000	$120,000	$120,000

Administrative Expenses, Including Salaries	$450,000	$450,000	$450,000

General Working Capital	$3,235,000	$5,135,000	$7,985,000

TOTAL	$4,705,000	$6,605,000	$9,455,000

        Proceeds used for general working capital will be used to train additional employees that we intend to hire, to implement our plan of operating as an IP communications busines and to purchase long distance minutes in connection with our proposed IP communications business.

SELLING STOCKHOLDERS

        The following table presents information regarding the selling stockholders, including Cornell Capital Partners, L.P. and Newbridge Securities Corporation. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

	Shares Beneficially Owned Prior to the offering		Shares to be Acquired Under Standby Equity Distribution Agreement/Convertible Debenture		Shares Beneficially Owned After the Offering
Name	Number	Percent (1)	Number	Percent (1)	Number	Percent
Cornell Capital Partners, L.P. 101 Hudson Street, Suite 3606 Jersey City, NJ 07302	1,182,500	4.99%	117,378,685	83.91%	0	0%
Newbridge Securities Corporation 1451 Cypress Creek Road, Suite 204 Fort Lauderdale, FL 33309	58,824	*	58,824	*	0	0%
TOTAL	1,241,324	5.23%	117,437,509	83.91%	0	0%

    * Less than 1%.

    (1) Applicable percentage ownership is based on 22,513,166 shares of common stock outstanding as of October 26, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of October 26, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange

          Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of

          October 26, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

    (2) Assumes that all securities registered will be sold and that all shares of common stock underlying the convertible debentures and the Standby Equity Distribution Agreement will be issued.

    (3) Represents shares underlying a convertible debenture that was issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement, up to the

          maximum permitted ownership under the convertible debenture of 4.99% of our outstanding common stock.

        The following information contains a description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with our Company:

        Cornell Capital Partners, L.P. is the investor under the Standby Equity Distribution Agreement and a holder of a convertible debenture issued upon execution of the Standby Equity Distribution Agreement. Cornell Capital Partners is a private equity fund. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors and has voting control over the securities beneficially owned by Yorkville Advisors, LLC and Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below:

                Standby Equity Distribution Agreement. On September 28, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the

                Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to

                $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of the common stock as quoted on Bloomberg LP during the five consecutive trading days immediately following the notice date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We are registering in this offering 113,378,685 shares of common stock to be issued under the Standby Equity Distribution Agreement.

                Convertible Debenture. Upon execution of the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a commitment fee in the amount of $340,000, which was paid by the issuance of a convertible debenture in the principal amount of $340,000. The convertible debenture has a term of three years, accrues interest at 5% and is convertible into our common stock at a price per share of 100% of the lowest closing bid price for the three trading days immediately preceding the conversion date. We are registering in this offering 4,000,000 shares of common stock underlying the debenture.

        Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us to act as placement agent for the Standby Equity Distribution Agreement. Mr. Guy S. Amico, Newbridge Securities Corporation's President, makes the investment decisions on behalf of Newbridge Securities Corporation and has voting control over the securities beneficially owned by Newbridge Securities Corporation. For its services in connection with the Standby Equity Distribution Agreement, we agreed to issue Newbridge Securities Corporation 58,824 shares of common stock. These shares are being registered in this offering.

Standby Equity Distribution Agreement

        Summary. On September 28, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Before entering into the Standby Equity Distribution Agreement with Cornell Capital Partners, we considered various alternative debt and equity financing arrangements with accredited investors and with institutional financing sources. Our Board of Directors decided that the Standby Equity Distribution Agreement was a preferable arrangement because we are not required to take the aggregate amount of the funds under the arrangement all at once. We believe that our products and services, once in production, will be sufficient to fund our future operations. However, with the Standby Equity Distribution Agreement, we have the option to obtain additional funds if needed.

        Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 98% of the lowest volume weighted average price of the common stock as quoted on Bloomberg LP during the five consecutive trading days immediately following the notice date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We are registering in this offering 113,378,685 shares of common stock to be issued under the Standby Equity Distribution Agreement. Upon execution of the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a commitment fee in the amount of $340,000, which was paid by the issuance of a convertible debenture in the principal amount of $340,000. The convertible debenture has a term of three years, accrues interest at 5% and is convertible into our common stock at a price per share of 100% of the lowest closing bid price for the three trading days immediately preceding the conversion date. We are registering in this offering 4,000,000 shares of common stock underlying the debenture. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, we agreed to issue Newbridge Securities Corporation 58,824 shares of our common stock, which are being registered in this offering.

        Standby Equity Distribution Agreement Explained. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after written notice of such a request, at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

        We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first.

        If any of the following conditions were to occur, Cornell Capital Partners' obligation to make an advance would permanently terminate:

                (a) If the effectiveness of the registration of the shares with the Securities and Exchange Commission becomes subject to a stop order or suspension for an aggregate of fifty

                     (50) trading days, other than due to acts of Cornell Capital Partners and unless the suspension is caused by the filing of a post-effective amendment to the registration statement; or

                (b) If we materially fail to comply with any of the following requirements and such failure is not cured within thirty (30) days after receipt of written notice from Cornell Capital

                      Partners:

                        (i)    We must comply with all terms of the Registration Rights Agreement, which requires us to register the shares underlying the Standby Equity Distribution

                                        Agreement with the Securities and Exchange Commission;

                                (ii)   We must maintain our common stock's authorization for quotation on the Over-The-Counter Bulletin Board;

                                (iii)  We must maintain our common stock's registration under the Securities Exchange Act of 1934, as amended, and we must timely file all periodic reports and other documents that must be filed under the Securities Exchange Act;

                                (iv)  Within two (2) days after each advance notice date, we must deliver instructions to our stock transfer agent to issue shares of our common stock free of restrictive legends;

                                (v)   We must preserve and continue our corporate existence;

                                (vi)  We must immediately notify Cornell Capital Partners of any events that affect the registration statement covering the shares underlying the Standby Equity

                                        Distribution Agreement;

                        (vii)  Within ten (10) days after each calendar quarter has started, we must notify Cornell Capital Partners in writing our reasonable expectations as to the dollar amount we intend to raise through advances under the Standby Equity Distribution Agreement;

                                (viii)  We are restricted from issuing or selling any equity securities without consideration or for a consideration per share less than the bid price of our common stock immediately before issuance;

                                (ix)    We are restricted from issuing or selling any contracts or securities granting the holder of such contract or security the right to acquire shares of our common stock without consideration or for a consideration per share less than the bid price of our common stock immediately before issuance;

                                (x)     We are restricted from filing a registration statement on Form S-8 that registers more than two million (2,000,000) shares of common stock and in the event that we file a registration statement on Form S-8 that registers two million (2,000,000) or fewer shares of common stock, then we must provide Cornell Capital Partners fifteen (15) business days prior written notice.

                                (xi)   We cannot effect any merger or consolidation with or into, or transfer all or substantially all of our assets to, another entity unless the successor or acquiring entity assumes by written instrument the obligations under the Standby Equity Distribution Agreement; and

                                (xii) The sale of shares under the Standby Equity Distribution Agreement must be made in compliance with any applicable securities laws.

        The amount of each advance is subject to an aggregate maximum advance amount of $250,000. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the Standby Equity Distribution Agreement.

        We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. For example, we would need to issue 53,705,693 shares of common stock in order to raise the maximum amount of $10,000,000 under the Standby Equity Distribution Agreement at a purchase price of $0.1862.

        The following is an example of the amount of shares of our common stock issuable in connection with an advance of $250,000 under the Standby Equity Distribution Agreement, based on market prices 25%, 50% and 75% below the closing bid price as of October 26, 2004 of $0.19:

% Below Market	Price Per Share	With 2% Discount	Number of Shares Issuable	Percentage of Stock*

25%	$0.1425	$0.1397	1,789,549	7.95%
50%	$ 0.095	$0.0931	2,685,285	11.93%
75%	$0.0475	$0.0466	5,364,807	23.83%

*Based upon 22,513,166 shares of common stock outstanding.

        We are registering a total of 113,378,685 shares of common stock for the sale under the Standby Equity Distribution Agreement. The issuance of shares under the Standby Equity Distribution Agreement may result in a change of control. If all or a significant block of the shares underlying the Standby Equity Distribution Agreement are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the Standby Equity Distribution Agreement to the same purchaser.

        Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

        We expect to incur expenses of approximately $45,000 consisting primarily of professional fees incurred in connection with this registration. In addition, we agreed to issue 58,824 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

                * ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

                * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                * an exchange distribution in accordance with the rules of the applicable exchange;

                * privately-negotiated transactions;

                * short sales that are not violations of the laws and regulations of any state or the United States;

                * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

                * through the writing of options on the shares;

                * a combination of any such methods of sale; and

                * any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital Partners is an "underwriter" as that term is defined under the Securities Exchange Act of 1933,as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations of such acts. Further, the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters." Accordingly, any commissions received by Cornell Capital Partners and such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

        The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

        We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

        If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

        Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol NTTL. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. Our common stock first began quotation on the Over-The-Counter Bulletin Board during the third calendar quarter of 2003. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal 2004		Fiscal 2003		Fiscal 2002
Common Stock	High	Low	High (1)	Low (1)	High (1)	Low (1)

First Quarter ended March 31	$0.72	$0.51	$ 1.00	$0.50	$500.00	$40.00
Second Quarter ended June 30	$0.60	$0.16	$75.00	$0.19	$ 85.00	$ 5.00
Third Quarter ended September 30	$0.43	$0.14	$ 1.05	$0.35	$ 65.00	$ 8.00
Fourth Quarter ended December 31	-	-	$ 0.95	$0.30	$ 15.00	$ 5.00

             (1) Prices adjusted to reflect a fifty to one reverse stock split effected on May 1, 2003.

    As of October 26, 2004, our shares of common stock were held by approximately 70 stockholders of record. The transfer agent of our common stock is Florida Atlantic Stock Transfer, Inc.

Dividends

        Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	700	$225	0

Total	0	0	0

    On February 15, 2001, we adopted a 2001 Stock Option Plan and agreement for employees, officers, directors and consultants that provides for the issuance of an aggregate of up to 1,000,000 shares of our common stock.  This plan was not approved by our shareholders.

    On April 30, 2004, we adopted a 2003 Employee Benefit Plan that provides for the granting of either stock awards or non-qualified stock options to our employees, officers, directors and consultants.  This plan provides for the issuance of an aggregate of up to 1,600,000 shares of our common stock.  This plan was not approved by our shareholders.

    After we merged with Nettel Global Communication Corporation on May 23, 2003, both the 2001 Stock Option Plan and the 2003 Employee Benefit Plan were terminated.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

        The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

        The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Results of Operations

Three Months Ended June 30, 2004 Compared to Three Months Ended June 30, 2003

        Our net revenue for the three-month period ended June 30, 2004 was $327,975 compared to $74,889 for the same period ended June 30, 2003. Revenues for both periods related to used equipment sales.

        Gross margin was 69 percent of revenue for the three-month period ended June 30, 2004 compared to 45 percent for the same period ended June 30, 2003. The gross margin increase for the three-month period ended June 30, 2004 is related primarily to the mix of used computer equipment and higher margins on container load shipments.

        Operating expenses consisting primarily of research and development expense and general and administrative expense increased $1,266,225 to $1,444,114 for the three-month period ended June 30, 2004 compared to $174,824 for the same period ended June 30, 2003. Research and development expense was $912,000 for the three-month period ended June 30, 2004 compared to $3,065 in the same period in 2003. These costs are primarily personnel costs. $886,115 of this amount was a non-cash charge for the market value of our common stock issued to engineers for their services during the period.

        General and administrative expense increased $352,204 to $527,025 in the period ended June 30, 2004 as compared to the same period ended June 30, 2003. This increase was primarily related to an increase in the provision for doubtful accounts of $245,000, a decrease in accounting and legal fees of $10,000 and a non-cash charge of $245,000 for the market value of common stock issued for consulting services relating to the ENTEC Agreement (see Note 14 to the Consolidated Financial Statements), offset by a non-cash charge for the three-month period ended June 30, 2003 of $125,000 for the market value of stock issued to former directors for consulting services.

        Approximately 99% of the accounts receivable balance at June 30, 2004 and the net revenues for the three-month and six- month periods ending June 30, 2004 are amounts from two international customers that have a history of slow payment, therefore the Company has charged $245,000 to provision for doubtful accounts (general and administrative expense) for the three-months ended June 30, 2004, resulting in an allowance for doubtful accounts of $500,000 at June 30, 2004.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

        Our net revenue for the six-month period ended June 30, 2004 was $1,209,379 compared to $105,880 for the same period ended June 30, 2003. Net revenue in 2004 was comprised of used computer equipment sales to overseas customers. Used equipment sales amounted to $87,985 for the same period ended June 30, 2003. We discontinued retail wireless and Internet access in April 2003 and therefore had no revenue from these sources for the six-month period ended June 30, 2004 compared to $17,894 for the same period ended June 30, 2003.

        Gross margin was 63 percent of revenue for the six-month period ended June 30, 2004 compared to 41 percent for the same period ended June 30, 2003. The gross margin increase for the six-month period ended June 30, 2004 is related primarily to the mix of used computer equipment and higher margins on container load shipments.

        Operating expenses consisting primarily of research and development expense and general and administrative expense increased $2,360,247 to $2,569,983 for the six-month period ended June 30, 2004 compared to $205,789 for the same period ended June 30, 2003. Research and development expense was $1,804,608 for the six-month period ended June 30, 2004 compared to $3,065 in the same period in 2003. These costs are primarily personnel costs. $1,759,887 of this amount was a non-cash charge for the market value of common stock issued to engineers for their services during the period.

        General and administrative expense increased $554,181 to $759,970 in the period ended June 30, 2004 as compared to the same period ended June 30, 2003. This was primarily related to an increase in the provision for doubtful accounts of $345,000, consulting fees of $89,000 which is a non-cash charge for the cost of options granted for consulting services based on a fair value model at the grant date calculated under SFAS 123, and a non-cash charge of $245,000 for the market value of common stock issued for consulting services relating to the ENTEC Agreement (see Note 14 to the Consolidated Financial Statements), offset by a non-cash charge for the three-month period ended June 30, 2003 of $125,000 for the market value of the Company's stock issued to former directors for consulting services.

The Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

        Our net revenues for the year ended December 31, 2003 were $1,312,220 compared to $79,648 for the same period ended December 31, 2002. Used equipment sales for the period ended December 31, 2003 were $908,700 compared to $31,380 for the same period in 2002. We discontinued retail wireless and Internet access in April 2003; revenue from these sources decreased by 63% from $17,894 for the year ended December 31, 2003 to $48,268 for the same period ended December 31, 2002. We began test marketing telecommunication minutes to the wholesale market and facilitating equipment sales for a commission in July 2003, The revenue for the year ended December 31, 2003 was $113,948 for telecommunication minutes and $271,327 for commissions compare to $0 in the same period ended December 31, 2002.

        Gross margin was 61 percent of revenue for the year ended December 31, 2003 compared to 35 percent for the same period ended December 31, 2002. The gross margins increase is related primarily to the commission revenues that have minimal costs. Gross margin for the year ended December 31, 2003, excluding commission revenues was 51%.

        Operating expenses consisting primarily of research and development expense and general and administrative expense increased $1,973,293, to $2,122,163 for the year ended December 31, 2003 compared to $148,870 for the same period ended December 31, 2002. Research and development expense was $1,652,455for the year ended December 31, 2003 compared to $0 in the same period in 2002. These costs are primarily personnel costs. $1,508,061 of this expense was a non-cash charge for the market value of common stock issued to engineers for their services during the period. The valuation reserve on inventory decreased from $80,000 for the year ended December 31, 2002 to $0 for the same period ended December 31, 2003.

        General and administrative expense increased $470,920 to $468,826 in the period ended December 31, 2003 compared to the same period ended December 31, 2002. This was primarily related to increases in salaries and wages of $37,000, a provision for doubtful accounts of 155,000, an increase in depreciation expense of $11,000, and an increase in professional and consulting fees of $203,000 which includes a $35,000 non-cash charge for the market value of stock issued for consulting service and a $125,000 non-cash charge for the fair market value of stock issued to former officers for consulting services.

Liquidity and Capital Resources

        For the six-month period ended June 30, 2004, our primary source of cash was from the exercise of stock options and operations. During this period, $245,778 was generated from operating activities compared to $60,055 during the same period ended June 30, 2003. The positive cash flow from operations for the six-month period ended June 30, 2004 is primarily attributable to the net loss of $1,810,924 offset by $2,094,087 of non-cash stock and options issues for consulting fees, $42,463 net increase in accounts payable and customer deposits, reduced by an increase in accounts receivable of $94,664. The positive cash flow from operations during the six-month period ended June 30, 2003 was attributable to the net loss for the period offset by $125,000 of non-cash stock issues for consulting fees and a $145,000 increase in accrued liabilities reduced by an increase of $44,748 in inventory.

        For the year ended December 31, 2003, our primary source of cash was from operations. During this period $97,176 was generated from operating activities compared to cash used for operating activities of $81,805 during the same period ended December 31, 2002. The positive cash flow from operations for the year ended December 31, 2003 is primarily attributable to the net loss offset by $1,768,000 of non-cash stock issues for consulting fees and an increase in accounts payable and accrued liabilities of $143,000, reduced by an increase in accounts receivable and inventory of $490,000. The negative cash flow from operations during the year ended December 31, 2002 was mainly attributable to the net loss for the period offset by an increase in accounts payable and accrued liabilities.

        We used cash of $7,275 for investing activities during the six-month period ended June 30, 2004 compared to $54,249 for the same period ended June 30, 2003. We used cash in the amount of $62,064 for investing activities during the year ended December 31, 2003 compared to $4,119 for the same period ended December 31, 2002.

        During the six-month period ended June 30, 2004, we used $240,000 for financing activities. $100,000 was generated from the exercise of stock options which was reduced by the use of $55,000 to repay short-term debt and $285,000 used for a deposit related to the ENTEC Agreement (see note 14, Notes to the Consolidated Financial Statements), compared to $0 for the same period ended June 30, 2003. Cash flow provided by financing activities was $0 during the year ended December 31, 2003 compared to $83,000 during the same period in the prior year. We secured a Note Payable to finance inventory purchases in period ended December 31, 2002.

        We have incurred an accumulated deficit as of June 30, 2004 of $3,474,879. As shown in the accompanying consolidated financial statements, we have incurred losses in the six-month period ended June 30, 2004. Our future is dependent on our ability to generate cash from operations. There can be no assurance that we will be able to generate positive cash flows from operations.

Off Balance Sheet Arrangements

         We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

        We consider all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. We maintain our cash in bank deposit accounts that may exceed federally insured limits. We have not experienced any losses in such accounts.

Allowance for doubtful accounts

        In determining the allowance to be maintained, management evaluates many factors including industry and historical loss experience. The allowance for doubtful accounts is maintained at an amount management deems adequate to cover estimated losses. Allowance for doubtful accounts is $155,000 and $0 for the years ended December 31, 2003 and 2002, respectively.

Property & Equipment

        Capital assets are stated at cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives (3 years) of the assets. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-lived assets

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." We periodically evaluate the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, we believe that, as of December 31, 2002, there were no significant impairments of our long-lived assets.

Revenue Recognition

        Revenue is recognized when earned. Our revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. We recognize revenue from telecommunications and Internet services as services are provided; we recognize sales from equipment when title transfers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Cost of sales includes the cost of equipment sold and the cost of capacity for Internet and wholesale minutes associated with the revenue recognized within the corresponding time period.

Advertising

        We expense advertising costs as incurred. Advertising expenses for the year ended December 31, 2003 and 2002 were $0 and $291, respectively.

Research and Development

        Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently, costs otherwise capitalizable after technological feasibility is achieved are generally expensed because they are insignificant.

Issuance of shares for service

        We account for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Income taxes

        Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair value of financial instruments

        Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that we disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

        Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share." SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive Loss

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There were no items of comprehensive income during 2003 and 2002, accordingly, a Statement of Comprehensive Loss is not presented.

Recent Pronouncements

        On May 15 2003, the FASB issued FASB Statement No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on our financial position or results of operations or cash flows.

        In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. We do not hold any variable interest entities.

DESCRIPTION OF BUSINESS

Organizational History

         We were formed on October 22, 1998 under the laws of the State of Florida as Netgen 2000, Inc. As Netgen 2000, Inc., we provided Internet marketing services and specialized in designing and marketing Internet web sites and custom software. On March 1, 2000, we changed our name to GoNetgen.com, Inc. During the summer of 2000, the Chairman and Chief Executive Officer of GoNetgen.com, Inc. passed away and, after evaluating GoNetgen.com's operations potential, the company's management determined that it would be in the best interests of the shareholders of GoNetgen.com if the Internet related business was pursued as a private entity.

         On October 28, 2000, GoNetgen.com enter into an agreement and plan of merger with Royal Finance Inc., located in West Palm Beach, Florida. On November 29, 2000, we changed our name from GoNetgen.com to Royal Finance Inc. and began operating as a financial services company that originated, processed and funded residential and commercial mortgage loans. Due to continuing losses from operations, Royal Finance's management determined that it was in the best interests of the shareholders to discontinue our mortgage operations during the period ended June 30, 2002. On May 14, 2002, we changed our name to Bio Standard Corporation.

        On May 22, 2003, we entered into an agreement and plan of merger with NetTel Globalcommunication Corporation, a Delaware corporation. Pursuant to the merger agreement, we issued 10,596,290 shares of our common stock to NetTel Globalcommunication's shareholders in exchange for all the issued and outstanding shares of NetTel Globalcommunication's common stock and we issued 2,250,000 shares of its common stock to various consultants that facilitated the merger transaction.

         Our merger with NetTel Globalcommunication was accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of NetTel Globalcommunication obtained control of the consolidated entity. Accordingly, the merger of the two companies was recorded as a recapitalization of NetTel Globalcommunication, with NetTel Globalcommuncation treated as the continuing entity. The historical results for the year ended December 31, 2003 are presented on a consolidated basis to include NetTel Globalcommunication (from the acquisition date), while the historical results for the year ended December 31, 2002 include only the results of NetTel Globalcommunication. On May 23, 2003, we changed our name from Bio Standard Corporation to Nettel Holdings, Inc.

        NetTel Globalcommunication began operations in March 2001 selling wireless communication devices and service activation with various providers. During 2002, the company began reselling used computer equipment and providing retail Internet access. Before the merger, in April 2003, the company discontinued retail wireless and Internet access sales and began developing telecomummications software and web security and financial software packages. After the merger, in July 2003, we began marketing telecommunication minutes to a limited test market. In October 2003, in response to requests from customers concerned about technical support and customer service, we suspended telecommunication sales and marketing efforts to upgrade our telecommunications infrastructure.

Operations

        During 2003 and 2004, our operations consisted of exporting used computers and monitors to four different distributors. These operations have financed our day-to-day operations since 2002. Our business strategy is to eventually exit the exporting business and focus our operations on IP telecommunications products and services and software programming. During the second and third quarters of 2004, we began to slow down our exporting operations. Our management and staff have been focusing on completing our telecommunication and software products. On September 28, 2004, we entered into an agreement with Cornell Capital Partners, L.P. to provide us up to $10 million in financing. We expect that our business operations will expand significantly with the proceeds from this financing and that, with these proceeds, we will be able to implement our business strategy.

We are currently pursuing operations in three businesses areas:

        * Computer Equipment Sales;

        * Voice over Internet Protocol; and

        * Software Programming.

Computer Equipment Sales

        Our Trading division currently exports qualified computer electronics from the United States to Vietnam. During the past year, we established informal connections and cooperative relations with companies in more than 40 countries and regions in the world. We do not have any significant agreements or contracts with these companies at this time. As orders are placed we enter into purchase contracts for the products ordered.

Voice over Internet Protocol

        Our planned products and services in the Voice over Internet Protocol industry include residential and commercial long distance, prepaid calling card, PC to phone, unified messaging, and teleconferencing. Our VoipXchange.net division has informal relationships with major Voice over Internet Protocol network termination businesses worldwide to access their network infrastructure. We expect that this will allow VoipXchange.net to provide high quality, low cost long distance call termination to over 250 countries and territories. We plan to operate our own, and in cooperation with other providers a network of Voice over Internet Protocol gateways throughout the world. We plan for these gateways to be located primarily in difficult to reach countries or regions and provide local termination of international calls. Once implemented, VoipXchange.net will offer this service to any international carrier that is interested in reliable and inexpensive completion of its traffic to the VoipXchange.net's On-Net destinations.

        In October 2003, in response to requests from customers concerned about technical support and customer service, we suspended telecommunication sales and marketing efforts to upgrade our telecommunications infrastructure. In April 2004, we successfully completed upgrading our customer service and technical support center. By the end of 2004, we expect to begin filling orders that we have received and accepting new customers. During the second and third quarters of 2004, we did not have the funds to hire additional staff needed to run and operate our customer service and technical center. Running and managing the newly upgraded customer service and technical center will require a staff of 14 to 15 full time employees. When we are able to draw funds under our financing agreement with Cornell Capital Partners, L.P., we plan to expand our staff and operating capability to grow our Voice over Internet protocol business.

Telecommunication Products and Services (Gateway Termination for ITSP):

        We plan to market our Internet protocol telephony services to international long distance carriers and wholesale customers that have a need for large blocks of long distance telephone time between selected locations. Although margins at the wholesale level are lower than retail margins, the sale of blocks of long distance time to carriers will enable us to generate revenues with a limited number of gateways installed. We are in the process of pre-marketing our services and are currently negotiating agreements with seven distributors. We need to expand our staff before we can finalize these agreements and begin to process their orders.

        Most of our products are currently developed and available for sale to customers. However, to date, we have not had sufficient personnel to handle customer service and technical support. Accordingly, we have only been able to fulfill small orders. The following is a description of our principal telecommunications products and services.

                * 2.9 cents per minute Residential & Business Long Distance (phone-to-phone) - Customers pay a one-time activation fee and are assigned a PIN. To use the service from within one of our service areas, a customer simply dials the gateway from a telephone (a local call number), enters the PIN, and then dials in the long distance number. Customers are not required to own computer equipment of any kind, nor do they need their own Internet access to use PC to Phone software. We plan to bill customers at the end of each month by charging their credit card.

                * 2.9 cents Prepaid Calling Cards - We plan to market prepaid calling cards to persons traveling to destinations in Mexico, Central and South America, Asia, Europe and other regions where long distance telephone calls are substantially more expensive than domestic long distance telephone calls. We plan to market our prepaid calling cards through travel agents, tourist agencies, airline ticketing offices, tour companies, car rental agencies and hotel personnel in denominations of $15, $25, $30 and $50. We also plan to have an automated voice response system to enable cardholders to add time to their calling cards by charging their credit card while on the phone.

                * PC-to-Phone - Our PC-to-phone service offers customers the ability to call a regular telephone using software installed on their multi-media personal computer. To initiate the service, a customer registers on our Web site and downloads the software. Each customer that download the software are given a 7 days free trial. After that they would have to add more funds into their account either via credit card or check to continue.

                * International Callback - With this service, a customer outside the United States dials a U.S. number (which never answers) and hangs up after one or two rings. The U.S.

                   callback computer immediately calls back the caller using a U.S. line. The caller then makes his call as usual. He may dial a U.S. number or a number in any other country, using the U.S. line and is then billed at our callback rates. Our international callback service can save customers up to 85% on international long distance calling and can be used from any touch-tone telephone worldwide.

                * Local Call Forwarding - With local call forwarding, customers can place and receive calls anywhere in the world, regardless of time, location, or communications device. With real-time access to messages, including all of their voicemails, e-mails and faxes, customers can control how and when people reach them. Local Call Forwarding service uses a technology called Voice-over-IP to allow consumers to make and receive calls. However with Local Call Forwarding, a computer is not required to make or receive the calls, so it makes calling as easy as picking up the regular phone, even cordless phone and dialing the number. The only requirement to use the service is a DSL or Cable Internet connection and any ATA (Analog Terminal Adapter). We can provide an ATA adapter if a customer does not have one. To begin using this service a customer plugs one end of the device into any telephone, the other end into the customer's broadband service, and the customer immediately has a regular dial tone just like your traditional telephone company.

                * Web click2Talk - With this technology installed on a customer's multi-media PC, the customer can click on the Web click2Talk icon while viewing a company's Web site and the technology will instantly dial a designated representative of that company; usually someone providing sales or support services. The Web click2Talk software is small

                   (approximately 100KB) and thus able to be quickly installed and easy to use. It is downloaded and installed upon the first attempt to use it.

Software Programing

        Our Entec division is currently developing accounting, finance, project management, inventory system, database management, presentation tools, e-mail, voice recognition, and word processing software that we expect to have an entry level price point ranging from $9.95 to $49.95 U.S. dollars.

        Entec Voice XML is a next generation telecom application service provider. We plan to provide customers with value-added voice services that are unique in their user utility, ease of application and use, presentation to users and cost advantage. Our Talking Technologies division is making IVR (Interactive Voice Recognition) technology that will allow customers to fill out online applications via a telephone keypad instead of using a computer mouse and keyboard. Talking Technologies' next-generation IVR uses VoiceXML that will enable companies to easily and quickly deploy automated phone services that can improve employee productivity, reduce costs, increase customer satisfaction, and create new revenue opportunities.

Government Regulation

        We are not licensed to offer traditional telecommunications services in any U.S. state. Nonetheless, aspects of our operations may currently be, or become, subject to state or federal regulations governing licensing, advertising, disclosure of confidential communications or other information, excise taxes, transactions restricted by U.S. embargo and other reporting or compliance requirements.

        While the FCC to date has maintained an informal policy that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various entities have challenged this idea, both before the FCC and at various state government agencies. As a result, the FCC has held hearings and announced a Notice of Proposed Rulemaking. An adverse ruling could subject us to licensing requirements and additional fees and subsidies.

        We are subject to federal and state laws and regulations regarding consumer protection and disclosure regulations. These rules could substantially increase the cost of doing business domestically and in any particular state. Law enforcement authorities may utilize their powers under consumer protection laws against us in the event we do not meet legal requirements in that jurisdiction.

        The FCC also requires all calling card service providers that enable users to place toll-free calls from payphones in the U.S. to compensate the payphone operator for each call placed from a payphone.

Intellectual Property

        We have not applied for any trademark, patent or other intellectual property registrations with any governmental agency for our name or for any of our software or services.

Competition

        Our competitive goal is to market consistent "toll quality" long distance telephone service at a flat monthly rate utilizing Internet protocol technology. There are a large number of telecommunications companies that we compete with that have more resources, longer operating histories and more established positions in the telecommunications marketplace and, some of these companies have begun to develop Internet telephony capabilities. We believe that the primary focus of many of our competitors has been on the build out and development of international Voice over Internet protocol networks attempting to capture wholesale termination traffic. We believe that, in this very competitive landscape that offers many voice and data transmission options, leasing time (or purchasing minutes) on Voice over Internet protocol networks will become a commodity business as our competitors' margins are lowered in an effort to gain market share. Recognizing this trend, we believe we can compete effectively by offering a quality, nationwide network and by aggressively marketing our products and services. As part of the reintroduction of our service in 2004, we are actively researching other related products and services to add to our current product offerings. We believe our major advantage will be our diverse product offerings combined with low expenses in making our products which will allow us to offer a lower market price than our competitors.

Employees

        As of October 18, 2004, we had 7 full time employees and 5 part time employees. We believe that our relations with our employees are good.

Description of Property

        We lease office space located at offices to 610 SW Broadway, Suite 405, Portland, OR 97205. The lease term expires on June 30, 2006. Our monthly lease payment for this space is $2,050.

Legal Proceedings

        We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.
Name	Age	Position
Michael Nguyen	32	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Director

        Michael Nguyen, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director. Mr. Nguyen founded NetTel Globalcommunication Corporation in 1999 and served as its chief executive officer since it was founded. After we merged with NetTel Clobalcommunication Corporation on May 22, 2003, Mr. Nguyen became our principal executive officer and director.

        All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We do not compensate our directors. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. We do not have any standing committees at this time.

        None of our directors, officers, affiliates or promoters has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

Audit Committee

        We do not have a separately designated standing audit committee, or a committee performing similar functions. We also do not have an audit committee financial expert, as that term is defined in Item 401 of Regulation S-B.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal years ending December 31, 2003 and 2002.

Name and Principal Position	Year	Annual Compensation			Long-term Compensation			All Other Compensation
		Salary	Bonus	Other Annual Compensation	Awards		Payouts
					Restricted Stock Award(s)	Securities Underlying Options/SARs	LTIP Payouts
Michael Nguyen
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Executive Employment Agreements

        To date, we have not entered into any employment agreements with our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As of June 30, 2004, we owed $5,000 to Michael Nguyen, our principal executive officer and sole director, for un-reimbursed expenses.  The $5,000 is due on demand, is unsecured and interest free.

    Michael Nguyen loaned us $20,000 for operating capital during the six month period ended June 30, 2004.   As of June 30, 2004, the balance owed to Mr. Nguyen was $17,602.  The amount is due on demand, is unsecured and interest free.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of August 13, 2004. The information in this table provides the ownership information for:

                * each person known by us to be the beneficial owner of more than 5% of our common stock;

                * each of our directors;

                * each of our executive officers; and

                * our executive officers and directors as a group.

        Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Held (1)	Percentage of Common Stock Before Offering (1)	Percentage
Michael Nguyen c/o Nettel Holdings, Inc. 610 SW Broadway, Suite 405 Portland, Oregon 97205	10,596,290	47.1%	7.6%

All Executive Officers and Directors as a Group (1 person)	10,596,290	47.1%	7.6%

        (1) Applicable percentage ownership is based on 22,513,166 shares of common stock outstanding as of October 26, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of October 26, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange

              Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of

              October 26, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        (2) Based on 139,950,675 shares of common stock outstanding.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

        Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Capital Structure

        Our authorized capital consists of 310,000,000 shares of stock. We are authorized to issue 250,000,000 shares of common stock, par value $.001 per share, and 50,000,000 shares of non-voting common stock, par value $.001 per share, which may be divided into series and with preferences, limitations and relative rights as determined by our Board of Directors. In addition, we are authorized to issue 10,000,000 shares of preferred stock, par value $.001 per share, which may be divided into series and with preferences, limitations, and relative rights as determined by our Board of Directors. As of October 26, 2004, we had 22,513,166 shares of common stock outstanding, 0 shares of non-voting common stock outstanding and 10,000 shares of preferred stock outstanding. Holders of our common stock: (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

Standby Equity Distribution Financing

        On September 28, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 98% of the lowest volume weighted average price of the common stock as quoted on Bloomberg LP during the five consecutive trading days immediately following the notice date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We are registering in this offering 113,378,685 shares of common stock to be issued under the Standby Equity Distribution Agreement. Upon execution of the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a commitment fee in the amount of $340,000, which was paid by the issuance of a convertible debenture in the principal amount of $340,000. The convertible debenture has a term of three years, accrues interest at 5% and is convertible into our common stock at a price per share of 100% of the lowest closing bid price for the three trading days immediately preceding the conversion date. We are registering in this offering 4,000,000 shares of common stock underlying the debenture. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, we agreed to issue Newbridge Securities Corporation 58,824 shares of our common stock, which are being registered in this offering.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our Bylaws require that we indemnify and person:

        (1) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in our right) by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

        (2) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

        Our Bylaws provide that the extent, amount and eligibility for the indemnification provided therein will be made by our Board of Directors. Such determinations will be made by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding or by our shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding.

        We are also authorized by our Bylaws to make further indemnification as provided under Florida law except to indemnify any person against gross negligence or willful misconduct.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

        Our financial statements as of December 31, 2003 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2003, appearing in this prospectus and registration statement have been audited by Kabani & Company, Inc., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Nettel Holdings, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at sec.gov.

NETTEL HOLDINGS, INC.

 NETTEL HOLDING, INC.

(formerly BIO STANDARD CORPORATION)

CONSOLIDATED BALANCE SHEET

June 30, 2004

(Unaudited)

ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$35,224
Accounts receivable, net	588,422
Prepaid expenses	500
Total current assets	624,146

PROPERTY AND EQUIPMENT, net	49,896
Deposits	293,200
$967,242

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$93,950
Accounts payable - related party	5,000
Payroll liabilities	110,533
Accrued expenses	50,319
Deferred revenue	21,889
Note payable - related party	17,602
Notes payable	28,000
Total current liabilities	327,293

STOCKHOLDERS' EQUITY
Preferred stock, $10 par value, 1,000 shares authorized,
1,000 shares issued and outstanding	10,000
Common stock, $0.001 par value, 250,000,000 shares authorized
22,513,166 shares issued and outstanding at June 30, 2004
18,016,127 shares issued and outstanding at December 31, 2003	22,220
Common Stock, $0.001 par value; to be cancelled	293
Additional paid-in capital	4,110,315
Less: Stock subscription receivable	(28,000)
Deficit accumulated	(3,474,879)
Total stockholders' equity	639,949

$967,242

The accompanying notes are an integral part of these unaudited consolidated financial statements.

 NETTEL HOLDING, INC.

(formerly BIO STANDARD CORPORATION)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 2004 and 2003

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2004	2003	2004	2003

Net revenues	$ 327,975	$ 74,889	$ 1,209,379	$ 105,880

Cost of revenues	101,251	41,351	448,813	62,091

Gross profit	226,724	33,538	760,566	43,789

Operating expenses:
Research and development	912,000	3,065	1,804,608	3,065
Sales and marketing	5,089	-	5,405	882
General and Administrative	527,025	174,824	759,970	205,789
Total operating expenses	1,444,116	177,889	2,569,983	209,736

Operating Loss	(1,217,390)	(144,351)	(1,809,417)	(165,947)

Other Income (Expense)
Interest expense	(459)	(1,242)	(1,507)	(2,470)

Net loss	$ (1,217,849)	$ (145,593)	$ (1,810,924)	$ (168,417)

Basic and diluted net loss per share	$ (0.06)	$ (0.01)	$ (0.09)	$ (0.01)

Basic and diluted weighted average shares outstanding	21,662,949	14,311,164	20,815,112	13,928,681

* The basic and diluted net loss per share has been stated to retroactively effect 50:1 reverse split on May 1, 2003.

* Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

 NETTEL HOLDING, INC.

(formerly BIO STANDARD CORPORATION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 2004 and 2003

(Unaudited)

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$ (1,810,924)	$ (168,417)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	11,628	1,426
Fair market value of stock options granted	89,200	-
Common shares issued for services	2,004,887	125,069
(Increase) decrease in current assets:
Accounts receivables	(94,662)	3,638
Inventory	-	(44,748)
Prepaid expenses	9,186	(2,000)
Deposits	(6,000)	-
Increase (decrease) in current liabilities:
Accounts payable	28,368	7,387
Accrued payroll and expense	(7,794)	57,470
Customer deposits and deferred revenue	21,889	80,300
Total Adjustments	2,056,702	228,472
Net cash provided by operating activities	245,778	60,055

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property & equipment	(7,275)	(54,249)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issued	100,000	-
Deposit with third party	(285,000)	-
Repayment of note payable	(55,000)	-
Net cash used in financing activities	(240,000)	-

Net Increase (decrease) in cash & cash equivalents	(1,497)	5,806

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	36,721	2,609

CASH & CASH EQUIVALENTS, ENDING BALANCE	$ 35,224	$ 8,415

CASH PAID FOR:
Interest paid	$ -	$ -
Income tax	$ -	$ -

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
Common shares issued for services	$ 2,004,887	$ 125,069
Common shares issued for services	$ -	$ -

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Notes to Unaudited Consolidated Financial Statements

1.    DESCRIPTION OF BUSINESS

NetTel Globalcommunication, Inc. ("NetTel") was incorporated on December 10, 1999 in the state of Delaware. NetTel began operations in March 2001 selling wireless communication devices and service activation with various providers. During 2002, NetTel began refurbishing and reselling used computer equipment and providing retail internet access. In April 2003, NetTel discontinued retail wireless and internet access sales, began selling used computer equipment.

On May 23, 2003, the NetTel entered into an Agreement of Merger with Nettel Holdings, Inc. (formerly Bio Standard Corporation), ("BSC"), a Florida corporation. Pursuant to the Merger Agreement, BSC issued 10,596,290 shares of its common stock to the NetTel's shareholders in exchange for all the issued and outstanding shares of the NetTel's common stock and issued 2,250,000 shares of its common stock to consultants facilitating the merger transaction.

The merger of BSC with NetTel has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of NetTel obtained control of the consolidated entity (the "Company"). Accordingly, the merger of the two companies has been recorded as a recapitalization of the NetTel, with NetTel being treated as the continuing entity. The continuing company has retained December 31 as its fiscal year end. The historical results for the three month and six month periods ended June 30, 2004 include NetTel and BSC, while the historical results for the three month and six month periods ended June 30, 2003 include only the NetTel and BSC (from the acquisition date).

Nettel Holdings, Inc. (formerly Bio Standard Corporation), ("BSC") was incorporated in the State of Florida on October 22, 1998. During 2002 BSC ceased all operations.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for doubtful accounts

In determining the allowance to be maintained, management evaluates many factors including industry and historical loss experience. The allowance for doubtful accounts is maintained at an amount management deems adequate to cover estimated losses. The accounts receivable balance at June 30, 2004 and net revenues for the three-month and six- month periods ending June 30, 2004 include amounts from two international customers that have a history of slow payment. The allowance for doubtful accounts is $500,000 at June 30, 2004.

Revenue Recognition

Revenue Recognition Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. The Company recognizes revenue from telecommunications and internet services as services are provided; the Company recognizes sales from equipment when title transfers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Cost of sales includes the cost of equipment sold and the cost of capacity for internet and wholesale minutes associated with the revenue recognized within the corresponding time period.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for the six-month period ended June 30, 2004 and 2003 were $1,608 and $882, respectively.

Research and Development

Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently, costs otherwise capitalizable after technological feasibility is achieved are generally expensed because they are insignificant. The Company recorded research and development cost of $1,804,608 and $3,065 in the six-month periods ended June 30, 2004 and June 30, 2003, respectively, for development of software products.

Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There were no items of comprehensive income during the six-month period ended June 30, 2004 and 2003, accordingly, a Statement of Comprehensive Loss is not presented.

Recent Pronouncements

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Companies' interim reporting period ending June30, 2004.

In compliance with FAS No. 148, the Company has elected to calculate the cost of options based on a fair value model at the grant date for its stock options issued to consultants under SFAS 123, and has made the applicable disclosures below. ($ in thousands, except per share amounts) :
	Three month period ended June 30, 2004	Six month period ended June 30, 2004

Net Income - as reported	$ (1,218)	$ (1,811)

Stock-Based employee compensation expense included in reported net income, net of tax	-	89

Total stock-based employee compensation expense determined under fair-value0based method for all rewards, net of tax	-	(89)

Pro forma net loss	$ (1,218)	$ (1,811)

Earnings per share:
Basic, as reported	$ (0.06)	$ (0.09)
Diluted, as reported	$ (0.06)	$ (0.09)

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	5.35%
Expected life of the options	2 years
Expected volatility	90%
Expected dividend yield	-

Following is a summary of the stock option activity:

Outstanding at December 31, 2003	0
Granted	200,000
Forfeited	0
Exercised	(200,000)
Outstanding at March 31, 2004	0

On May 15 2003, the FASB issued FASB Statement No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company's financial position or results of operations or cash flows.

In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

3.    DEPOSITS

The Company has deposited $285,000 with a third party as required by the Share Exchange agreement dated May 4, 2004, see Note 13.

4.    ACCOUNTS PAYABLE- RELATED PARTY

The Company owed $5,000 to an officer and employee of the company for un-reimbursed business expenses as of June 30, 2004. The amount is due on demand, unsecured and interest free.

5.    PAYROLL LIABILITIES

The Company has not paid salaries to its employees and has accrued $110,533 in payroll liabilities for the past two years. $32,593 of the payroll liability balance was assumed by the Company from Bio Standard during the recapitalization transaction.

6.    NOTES PAYABLE

The Note Payable from an individual amounting $28,000 is due on demand after December 31, 2003. These notes are unsecured and bear the annual interest rate of 6% on the unpaid principal balance. Interest expense for this note for the six-month periods ended June 30, 2004 and 2003 is $1,507 and $2,470, respectively. .

7.    NOTES PAYABLE - RELATED PARTY

An officer of the company loaned the Company $20,000 for operating capital during the six-month period ended June 30, 2004. As of June 30, 2004 the balance owed the officer is $17,602. The amount is due on demand, unsecured and interest free.

8.    STOCKHOLDERS' EQUITY

On May 1, 2003, the Board of Directors declared a fifty to one reverse stock split of the Company's common stock. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the reverse stock split on a retroactive basis.

On May 23, 2003 the Company issued 12,846,290 shares of Common Stock for acquisition of NetTel (note 1).

In January 2004 the Company issued 1,387,750 shares of Common Stock to consultants for engineering services and in March 2004, the Company issued 100,000 shares of Common stock to a consultant for engineering for a combined value of $873,772. In April 2004 the Company issued 500,000 shares of Common Stock to a consultant for consulting services relating to business development for the Company. In May 2004 the Company issued 2,016,050 shares of Common Stock to consultants for engineering services. The valuation of shares was based upon average market value of the shares at the time of the consummation of the transaction.

In January 2004, the Company granted a stock option to a consultant for 200,000 shares of the Company's Common Stock at $0.50 per share. The value of the option was calculated under SFAS 123 based on a fair value model at the grant date. $89,200 was recorded as consulting fees. In February 2004, the consultant exercised the option to purchase 200,000 shares of the Company's stock for $100,000.

9.    MAJOR CUSTOMERS

For the three-month and six-month periods ended June 30, 2004, two customers provided 99% and 100%, respectively, of the Company's net revenues; two suppliers provided 72% and 77% of the Company's purchases for the three-month and six-month periods ended June 30, 2004, respectively. For the three-month and six month periods ended June 30, 2003, one customer provided 36% of the net revenues and three suppliers provided 67% of the Company's purchases. The accounts receivable balances due from these customers are $1,075,485 and $0 at June 30, 2004 and 2003, respectively. The accounts receivable balance at June 30, 2004 and net revenues for the three-month and six- month periods ending June 30, 2004 include amounts from these two international customers that have a history of slow payment, therefore the Company has provided an allowance for doubtful accounts of $500,000 at June 30, 2004.

The accounts payable balances due to these suppliers are $29,092 and $1,233 at June 30, 2004 and 2003, respectively. The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

10.    COMMITMENTS

The company leased a facility under a monthly lease. Total rental expense under this lease was $3,280 or the six-month period ended June 30, 2003. July 1, 2003, the Company entered into a three-year lease for corporate office space in Portland, Oregon. Total rent expense under this lease was $12,000 for the six-month period ended June 30, 2004. Lease commitments are as follows for the twelve month period ended June 30:

                        2004                             24,300

                        2005                             24,900

                        2006                             12,600

11.    BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per share for the three-month period ended June 30, 2004 and 2003 were determined by dividing net loss for the periods by the weighted average number of basic and diluted shares of common stock outstanding. Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

12.    GOING CONCERN

The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has accumulated deficit of $3,474,879 including a net loss of $1,810,924 for the six-month period ended June 30, 2004. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken various steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue on in the subsequent year. Management devoted considerable effort during the period ended June 30, 2004, towards management of liabilities and improving the operations. The Company has succeeded in generating cash from operations. The management believes that the above actions will allow the Company to continue its operations through the next fiscal year.

13.    SUBSEQUENT EVENT

On May 5, 2004, Creative Vistas and ENTEC, a non-operative subsidiary of the Company, signed a stock exchange agreement (the "Agreement"), pursuant to which Creative Vistas agreed to issue 75,000,000 shares to the ENTEC shareholder in exchange for 100% of ENTEC's outstanding shares.á ENTEC was owned 60% by the Company and 40% by the President of the Company, before this agreement (collectively, "ENTEC shareholders").á Upon completion of the Acquisition, ENTEC would become a wholly-owned subsidiary of Creative Vistas.á An additional 2,000,000 shares would be issued to persons for services rendered in the Acquisition: 1,000,000 of those shares would be issued to Miller Capital Corporation, whose principal is Rudy R. Miller, Creative Vistas' current president and largest shareholder, who would resign as part of the Acquisition.á Upon completion of the Acquisition, the Company would own 45,000,000 of the 87,000,000 shares of Creative Vistas' common stock; and the Company current officers and directors would become the officers and directors of Creative Vistas, resulting in a change of control of Creative Vistas.

On August 6, 2004, Creative Vistas and ENTEC terminated the Agreement.

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors

Nettel Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Nettel Holdings, Inc. (formerly, Bio Standard Corporation), a Florida Corporation and subsidiary, as of December 31, 2003 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nettel Holdings, Inc. and subsidiary as of December 31, 2003 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has accumulated deficit of $1,663,955 including net losses of $1,329,587 and $124,091 for the years ended December 31, 2003 and 2002, respectively. These factors as discussed in Note 13 to the financial statements raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.

KABANI & COMPANY, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Fountain Valley, California

March 31, 2004

NETTEL HOLDINGS, INC.

(formerly BIO STANDARD CORPORATION)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 36,721
Accounts receivable, net	493,760
Prepaid expenses	9,686
Total current assets	540,167

PROPERTY AND EQUIPMENT, net	54,249
Deposits	2,200
$ 596,616

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 81,792
Accounts payable-related party	6,392
Payroll liabilities	105,833
Accrued expenses	62,813
Note payable	83,000
Total current liabilities	339,830

STOCKHOLDERS' EQUITY
Preferred stock, $10 par value; 1,000 shares authorized; 1,000 shares issued and outstanding	10,000
Common stock, $0.001 par value; 250,000,000 shares authorized; 18,016,127 shares issued and outstanding	18,016
Common stock, $0.001 par value; to be cancelled	293
Additional paid-in capital	1,920,432
Less: Stock subscription receivable	(28,000)
Deficit accumulated	(1,663,955)
Total stockholders' equity	256,786

$ 596,616

NETTEL HOLDINGS, INC.

(formerly BIO STANDARD CORPORATION)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

Net revenues
Sales	$1,040,893	$79,648

Commissions	271,327	-
Total net revenues	1,312,220	79,648

Cost of revenues	514,664	51,489

Gross Profit	797,556	28,159

Operating expenses:
Research and development	1,652,455	-
Sales and marketing	882	7,964
Valuation reserve for equipment inventory	468,826	60,906
Total operating expenses	2,122,163	148,870

Operating Loss	(1,324,607)	(120,711)

Other Income (Expense)
Interest expense	(4,980)	(3,380)

Net loss	($1,329,587)	($124,091)

Basic and diluted net loss per share*	($0.085)	($0.009)

Basic and diluted weighted average shares outstanding	15,613,373	13,115,997

* The basic and dilutes net loss per share has been stated to retroactively effect 50:1 reverse split on May 1, 2003

* Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive

NETTEL HOLDINGS, INC.

(formerly BIO STANDARD CORPORATION)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	Preferred Stock		Common Stock		Share to Cancel		Paid in Capital	Subscription Receivable	Accumulated deficit	Total Stockholder's Equity (deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2002			$12,846,290	$12,846	-	$ -	$187,154	$ -	$ (210,277)	$ (10,277)

Recapitalization of the company	1,000	10,000	1,613,393	1,613	293,239	293	(30,905)	(28,000)		(46,999)

Net loss for the year									(124,091)	(124,091)

Balance at December 31, 2002	1,000	10,000	14,459,683	14,459	293,239	293	156,249	(28,000)	(334,368)	(181,367)

Shares issued for services			3,556,444	3,557		1,764,183				1,767,740

Net loss for the year	-	-	-	-					(1,329,587)	(1,329,587)

Balance at December 31, 2003	1,000	$10,000	18,016,127	$18,016	293,239	$ 293	$1,920,432	$ (28,000)	$(1,663,955)	$ 256,786

NETTEL HOLDINGS, INC.

(formerly BIO STANDARD CORPORATION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (1,329,5897)	$ (124,091)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,127	851
Common shares issued for services	1,767,740	-
(Increase) decrease in current assets:
Accounts receivables	(490,122)	(1,095)
Inventory	4,113	(4,113)
Prepaid expenses	(9,186)	(345)
Deposits	(2,200)	500
Increase (decrease) in current liabilities:
Accounts payable	60,265	9,470
Accrued payroll and expense	83,026	37,018
Total adjustments	1,425,763	42,286
Net cash provided by (used in) operating activities	96,176	(81,805)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property & equipment	(62,064)	(4,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	-	83,000

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	34,112	(2,924)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	2,609	5,533

CASH & CASH EQUIVALENTS, ENDING BALANCE	$ 36,721	$ 2,609

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$ -	$ -
Income taxes	$ -	$ 500

SUPPLEMENTAL DISCLOSURE FO NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common shares issued for services	$ 1,767,740	$ -

NETTEL GLOBALCOMMUNICATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

NetTel Globalcommunication, Inc. ("NetTel") was incorporated on December 10, 1999 in the state of Delaware. The Company began operations in March 2001 selling wireless communication devices and service activation with various providers. During 2002, the Company began refurbishing and reselling used computer equipment and providing retail internet access. In April 2003, the Company discontinued retail wireless and internet access sales, began selling used computer equipment.

On May 23, 2003, the NetTel entered into an Agreement of Merger with Nettel Holdings, Inc. (formerly Bio Standard Corporation), ("the Company"), a Florida corporation. Pursuant to the Merger Agreement, the Company issued 10,596,290 shares of its common stock to the NetTel's shareholders in exchange for all the issued and outstanding shares of the NetTel's common stock and issued 2,250,000 shares of its common stock to consultants facilitating the merger transaction.

The merger of the Company with NetTel has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of NetTel obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of the NetTel, with NetTel being treated as the continuing entity. The continuing company has retained December 31 as its fiscal year end. The historical results for the year ended December 31, 2003 include NetTel and the Company (from the acquisition date), while the historical results for the year ended December 31, 2002 include only the NetTel.

Nettel Holdings, Inc. (formerly Bio Standard Corporation), ("the Company") was incorporated in the State of Florida on October 22, 1998. During 2002 the Company ceased all operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. The Company maintains its cash in bank deposit accounts that may exceed federally insured limits. The company has not experienced any losses in such accounts.

Allowance for doubtful accounts

In determining the allowance to be maintained, management evaluates many factors including industry and historical loss experience. The allowance for doubtful accounts is maintained at an amount management deems adequate to cover estimated losses. Allowance for doubtful accounts is $155,000 and $0 for the years ended December 31, 2003 and 2002, respectively.

Property & Equipment

Capital assets are stated at cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives (3 years) of the assets. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2002, there were no significant impairments of its long-lived assets.

Revenue Recognition

Revenue Recognition Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. The Company recognizes revenue from telecommunications and internet services as services are provided; the Company recognizes sales from equipment when title transfers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Cost of sales includes the cost of equipment sold and the cost of capacity for internet and wholesale minutes associated with the revenue recognized within the corresponding time period.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for the year ended December 31, 2003 and 2002 were $0 and $291, respectively.

Research and Development

Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently, costs otherwise capitalizable after technological feasibility is achieved are generally expensed because they are insignificant.

Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share." SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There were no items of comprehensive income during 2003 and 2002, accordingly, a Statement of Comprehensive Loss is not presented.

Recent Pronouncements

On May 15 2003, the FASB issued FASB Statement No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company's financial position or results of operations or cash flows.

In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

3.  PROPERTIES AND EQUIPMENT

Property and equipment at December 31, 2003 consisted of the following:

2003

Office equipment	$64,043
Software	4,100
Furniture and fixtures	200
67,343
Less: accumulated depreciation & amortization	(13,094)
Property & Equipment (net)	$54,249

Depreciation expense for the years ended December 31, 2003 and 2002 was $12,127 and $851 respectively.

4. ACCOUNTS PAYABLE- RELATED PARTY

The Company owed $6,392 to an officer and employee of the company for unreimbursed business expenses as of December 31, 2003. The amount is due on demand, unsecured and interest free.

5. PAYROLL LIABILITIES

The Company has not paid salaries to its employees and has accrued $73,240 in payroll liabilities for the past two years. $32,593 of the payroll liability balance was assumed by the Company from Bio Standard during the recapitalization transaction.

6. NOTE PAYABLE

Notes Payable from an individual are due on demand after December 31, 2003. These notes are unsecured and bear the annual interest rate of 6% on the unpaid principal balance. Interest expense for these notes for the years ended December 31, 2003 and 2002 is $4,890 and $3,380, respectively. Total accrued interest is $8,360. No interest has been paid on these notes.

7.  STOCKHOLDERS' EQUITY

On May 1, 2003, the Board of Directors declared a fifty to one reverse stock split of the Company's common stock. An amount equal to the par value of the common shares affected by the reverse split was transferred from the common stock account to the additional paid-in capital account. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the reverse stock split on a retroactive basis.

On May 23, 2003 the Company issued 12,846,290 shares of Common Stock for acquisition of NetTel (note 1).

The Company issued 500,098 shares of Common Stock valued at $125, 069 to former officers of the Company for consulting services on May 27, 2003. Additionally in August 2003, the Company issued 1,466,820 shares of Common Stock valued at $901,812 to consultants for engineering and legal services. In October 2003 the Company issued 930,675 shares of Common Stock to consultants for engineering services and in November 2003, the Company issued 658,851 shares of Common stock to consultants for engineering and administrative services for a combined value of $740,859. The valuation of shares was based upon market value of the shares at the time of the consummation of the transaction.

8.  INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," under which the liability method is used to calculate deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and income tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

For federal income tax purposes, the Company has available net operating loss carryforwards of approximately $1,388,000 and $206,000 for the years ended December 31, 2003 and 2002, respectively. The net operating loss carryforwards expire through 2018 and are available to offset future income tax liabilities. Temporary differences that give rise to deferred tax assets and liabilities are as follows:

	December 31, 2003	December 31, 2002

Allowance for doubtful accounts	$59,500	$ -

Valuation reserve for inventory	$ -	$ 23,600

Unpaid liabilities	43,500	15,400
Net operating loss carryforwards	436,900	65,700
	539,900	104,700
Valuation Allowance	(539,900)	(104,700)

Net deferred taxes	$ -	$ -

Income tax expense (benefit) for the years ended December 31, 2003 and 2002 is summarized as follows:
	2003	2002
Current:
Federal	$(363,400)	$(1,700)
State	(7,800)	(700)
Deferred taxes	(64,000)	(33,400)
Valuation Allowance	435,200	35,800
Income tax expense (benefit)	$ -	$ -

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statement of Operations:

	December 31, 2003	December 31, 2002

Tax expense (credit) at statutory rate-federal	(34.0%)	(34.0%)
State tax expense (credit) net of federal tax	(4.4)	(4.4)
Graduated federal rate	0.9	9.5
Valuation allowance	37.5	28.9
Tax expense at actual rate	-	-

9.  EMPLOYEE BENEFIT PLANS

The 2003 Employee Benefit Plan ("the Plan") adopted by the Board of Directors on April 30, 2003, provides for the granting of either a stock award or non-qualified stock options to purchase shares of the Company's Common Stock to employees, officers, directors and consultants of the Company. Information relating to the Plan during 2003 is as follows:

                                                                                                    Shares

Shares reserved and registered under Form S8                     5,300,000

Shares issued                                                                            (3,656,346)

Options granted                                                                                  -

Balance of shares available to issue or grant                        1,643,654

On February 15, 2001, the Company adopted a 2001 Stock Option Plan ("the Option Plan") for employees, officers, directors and consultants. Information relating to the Plan is as follows:

		Average per share
	Shares subject to option	Exercise price	Market price
Options outstanding December 31, 2001	350	$ 895.00	$ 460.00
Options exercised	-	$
Options cancelled	(350)	$ 895.00	$ 210.00
Options issued	700	$ 225.00	$ 20.00
Balance, December 31, 2002	700	$ 225.00	$ 20.00
Options exercised	-	$
Options cancelled	-	$
Options issued	-	$
Balance, December 31, 2003	700	$ 225.00	$ 0.52

10.  MAJOR CUSTOMERS

For the year ended December 31, 2003, three customers provided 69% of the net revenues and three suppliers provided 62% of the cost of goods sold. For the year ended December 31, 2002, one customer provided 39% of the net revenues and one supplier provided 62% of the cost of goods sold. The receivable balances due from these customers were $590,382 and $3,110 at December 31, 2003 and 2002, respectively. The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

11.  COMMITMENTS

The company leased a facility under a monthly lease. Total rental expense under this lease was $7,515 and $7,100 for the year ended December 31, 2003 and 2002, respectively. July 1, 2003, the Company entered into a three-year lease for corporate office space in Portland, Oregon. Total rent expense under this lease was $12,000 for the year ended December 31, 2003. Lease commitments are as follows:

            2004                    24,300

            2005                    24,900

            2006                    12,600

12.  BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per share for the twelve-month period ended December 31, 2002 and 2001 were determined by dividing net loss for the periods by the weighted average number of basic and diluted shares of common stock outstanding. Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

13.  GOING CONCERN

The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has accumulated deficit of $1,663,955 including net losses of $1,329,587 and $124,091 for the years ended December 31, 2003 and 2002, respectively. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken various steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue on in the subsequent year. Management devoted considerable effort during the year ended December 31, 2003, towards management of liabilities and improving the operations. The Company has succeeded in generating cash from operations. The management believes that the above actions will allow the Company to continue its operations through the next fiscal year.

14. SUBSEQUENT EVENTS

The Company issued 2,364,750 shares of Common Stock to consultants for services and retired 427,000 shares during the period ending April 13, 2004. Additionally, the Company issued 200,000 shares of Common Stock to a consultant at $0.50 per share.

Up to 117,437,509

Shares of

Common Stock

of

Nettel Holdings, Inc.

PROSPECTUS

The date of this prospectus is __________, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        Our Bylaws require that we indemnify and person:

        (1) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in our right) by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

        (2) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

        Our Bylaws provide that the extent, amount and eligibility for the indemnification provided therein will be made by our Board of Directors. Such determinations will be made by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding or by our shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding.

        We are also authorized by our Bylaws to make further indemnification as provided under Florida law except to indemnify any person against gross negligence or willful misconduct.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$3,050.26
Accounting fees and expenses	5,000.00*
Legal fees and expenses	45,000.00*
TOTAL	$53,050.26*

* Estimated

Item 26. Recent Sales of Unregistered Securities.

        The following information is given with regard to unregistered securities sold by us during the past three years, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.

Date	Title	Amount of Securities Sold	Persons	Cash or Non-Cash Consideration
1/02/01	Common Stock	76	William Tavertise	Non-cash compensation to employee
1/02/01	Common Stock	100	Leo Bloom	Non-cash compensation for consulting services
1/02/01	Common Stock	2	Norma Mirsky	Non-cash compensation for consulting services
1/02/01	Common Stock	10	Ernest Washington	Non-cash compensation to employee
1/02/01	Common Stock	14	Gary C. Evans	Non-cash compensation for consulting services
1/02/01	Common Stock	50	Lydia Salas	Non-cash compensation to employee
1/02/01	Common Stock	100	Clara Fernandez	Non-cash compensation to employee
1/02/01	Common Stock	100	Rolando Fernandez	Non-cash compensation to employee
1/02/01	Common Stock	100	Robert A. Carnavil	Non-cash compensation for consulting services
1/02/01	Common Stock	50	Jesse McGowan	Non-cash compensation to employee
1/02/01	Common Stock	5	Kristy I. Gorman	Non-cash compensation to employee
1/02/01	Common Stock	20	Patricia Herter	Non-cash compensation to employee
1/02/01	Common Stock	100	Maryluz Sell	Non-cash compensation to employee
1/02/01	Common Stock	100	Olga Olivares	Non-cash compensation to employee
1/02/01	Common Stock	100	Maria Companiony	Non-cash compensation to employee
1/02/01	Common Stock	500	Christopher Thompson	Non-cash compensation to employee
1/02/01	Common Stock	400	Ray G. Clark	Non-cash compensation for consulting services
1/02/01	Common Stock	4,000	CR Capital Services, Inc.	Non-cash compensation for corporate securities and legal services
1/03/01	Common Stock	2,000	Leon P. Wilde	Non-cash compensation for services provided
2/20/01	Common Stock	2,000	Jennifer Hanson	Non-cash compensation for consulting services
3/08/01	Common Stock	2,000	Jennifer Hanson	Non-cash compensation for consulting services
3/08/01	Common Stock	1	Patty Brick	Non-cash compensation for website consulting services
3/08/01	Common Stock	100	Bill Dominguez	Non-cash compensation to employee
3/20/01	Common Stock	50	Bill Dominguez	Non-cash compensation to employee
3/20/01	Common Stock	1,000	Deborah Ferretti	Non-cash compensation for consulting services
3/20/01	Common Stock	2,000	Jeanette Dunn	Non-cash compensation for consulting services
4/16/01	Common Stock	80	Martin Bolodian	Non-cash compensation for services provided
4/16/01	Common Stock	80	Eric Anderson	Non-cash compensation for services provided
4/16/01	Common Stock	80	Sherry Muller	Non-cash compensation for services provided
4/16/01	Common Stock	80	Lisa Wilde	Non-cash compensation for services provided
4/16/01	Common Stock	80	Douglas Meyers	Non-cash compensation for services provided
4/16/01	Common Stock	40	Leon Wilde	Non-cash compensation for services provided
8/15/01	Common Stock	1,000	Deborah Ferretti	Non-cash compensation for consulting services
8/17/01	Common Stock	200	Richard P. Greene	Non-cash compensation for legal consulting services
9/12/01	Common Stock	300	The Research Works, Inc.	Non-cash compensation for consulting services
12/26/01	Common Stock	80	Patricia Herter	Non-cash compensation to employee
4/22/02	Common Stock	49,600	Richard Rubin	Non-cash compensation for serving as officer and director
4/22/02	Common Stock	24,800	Ivo Heiden	Non-cash compensation for services provided
4/30/02	Common Stock	76,923	Trico Bancorp.	Private Placement at $0.013
7/11/02	Common Stock	300	Lydia Salas	Non-cash compensation to employee
9/19/02	Common Stock	20,000	Joe Raich	Share Exchange Agreement
9/19/02	Common Stock	20,000	Glenn Stephanos	Share Exchange Agreement
12/10/02	Common Stock	12,740	Barry Gross	Settlement of Debt
12/10/02	Common Stock	80,000	Thomas J. Craft, Jr.	For legal services
12/10/02	Common Stock	100,000	CR Capital Services, Inc.	Non-cash compensation for securities compliance services at $0.02
12/10/02	Common Stock	50,000	CR Capital Services, Inc.	Private Placement at $0.01
5/22/03	Common Stock	500,000	Tam Bui, Director	Non-cash compensation for consulting services
5/22/03	Common Stock	500,000	Tina Phan	Non-cash compensation for consulting services
5/23/03	Common Stock	10,596,290	Michael Nguyen	Non-cash stock exchange in merger transaction
5/23/03	Common Stock	2,250,000	Providential Capital, Inc.	Non-cash compensation for merger consulting services

        In January 2004, we issued 1,387,750 shares of common stock to consultants for engineering services and in March 2004, we issued 100,000 shares of common stock to a consultant for engineering services, for a combined value of $873,772.  In April 2004, we issued 500,000 shares of common stock to a consultant for services relating to the development of our business.  In May 2004, we issued 2,016,050 shares of common stock to consultants for engineering services.  The valuation of these shares was based upon the average market value of the shares at the time of the consummation of the transaction.

        For each of the above issuances and sales, we relied upon Section 4(2) of the Securities Act of 1933, as amended, as the basis for the exemption from registration requirements and there was no public solicitation involved. The shares of restricted common stock were sold to private investors. All recipients either received adequate information about us or had access, through employment or other relationships, including business and personal relationships with our management to such information.

Item 27. Exhibits.

        The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Nettel Holdings, Inc., a Florida corporation.
Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of May 22, 2003 among Nettel Global Communication Corporation, Bio Standard Corporation and the shareholders of Nettel Global Communication Corporation (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on May 30, 2003)
3.1	Articles of Incorporation (Incorporated by reference to Form 10-SB (File No. 000-26307), filed with the Securities and Exchange Commission on June 9, 1999)
3.2	Articles of Amendment to Articles of Incorporation filed February 5, 1999 (Incorporated by reference to Form 10-SB (File No. 000-26307), filed with the Securities and Exchange Commission on June 9, 1999)
3.3	Articles of Amendment to Articles of Incorporation filed March 1, 2000
3.4	Articles of Amendment to Articles of Incorporation filed November 15, 2000
3.5	Articles of Merger filed November 20, 2000
3.6	Articles of Amendment to Articles of Incorporation filed November 29, 2000
3.7	Articles of Amendment to Articles of Incorporation filed April 19, 2002 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on April 29, 2002)
3.8	Articles of Amendment to Articles of Incorporation filed May 14, 2002 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on May 16, 2002)
3.9	Articles of Amendment to Articles of Incorporation filed January 21, 2003
3.10	Articles of Amendment to Articles of Incorporation filed May 7, 2003
3.11	Articles of Amendment to Articles of Incorporation filed May 23, 2003
3.12	Bylaws (Incorporated by reference to Form 10-SB (File No. 000-26307), filed with the Securities and Exchange Commission on June 9, 1999)
4.1

Standby Equity Distribution Agreement, dated September 28, 2004, between Cornell Capital Partners, LP and Nettel Holdings, Inc. (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on October 4, 2004)

4.2

Registration Rights Agreement, dated September 28, 2004, by and between Nettel Holdings, Inc. and Cornell Capital Partners, LP, in connection with the Standby Equity Distribution Agreement (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on October 4, 2004)

4.3

Escrow Agreement, dated September 28, 2004, by and between Nettel Holdings, Inc., Cornell Capital Partners, LP and Butler Gonzalez LLP, in connection with the Standby Equity Distribution Agreement (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on October 4, 2004)

4.4

Placement Agent Agreement, dated September 28, 2004, by and among Nettel Holdings, Inc., Newbridge Securities Corporation and Cornell Capital Partners, L.P. (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on October 4, 2004)

4.5

$340,000 principal amount Compensation Debenture, due September 28, 2007, issued to Cornell Capital Partners, LP, in connection with the Standby Equity Distribution Agreement (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on October 4, 2004)

5.1	Opinion and Consent of Sichenzia Ross Friedman Ference LLP.
10.1	Lease Agreement
21.1	Subsidiaries of the Company.
23.1	Consent of Kabani & Company, Inc.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (incorporated in Exhibit 5.1).

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Portland, Oregon on October 28, 2004.

NETTEL HOLDINGS, INC.

                                                                                                                                                                                                                    By:  /s/ Michael Nguyen

                                                                                                                                                                            Michael Nguyen

                                                                                                                                                               President, Chief Executive Officer, Chief

                                                                                                                                                                                                                    Financial Officer, Principal Accounting

                                                                                                                                                                                                                    Officer, Secretary and Director

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:
SIGNATURE	TITLE	DATE
/s/ Michael Nguyen Michael Nguyen	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Director	October 28, 2004